Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for the Quarter Ended June 30, 2014

MCLEAN, Va., July 30, 2014 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq:GLAD) (the "Company") today announced earnings for its third quarter ended June 30, 2014. Please read the Company's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2014	March 31, 2014	Change	% Change

Total investment income	$ 10,180	$ 9,331	$ 849	9.1%
Total expenses	(5,117)	(4,846)	271	5.6
Net investment income	5,063	4,485	578	12.9
Net investment income per common share	0.24	0.21	0.03	14.3
Cash distribution per common share	0.21	0.21	—	—
Total realized loss	(1,243)	(2,539)	(1,296)	(51.0)
Total unrealized depreciation	(23,995)	(4,048)	19,947	NM
Net decrease in net assets resulting from operations	(20,175)	(2,102)	18,073	NM
Weighted average yield on interest-bearing investments	11.5%	11.6%	(0.1)%	(0.9)
Total dollars invested	$ 3,360	$ 34,921	$ (31,561)	(90.4)
Total dollars repaid	8,919	13,748	(4,829)	(35.1)

As of:	June 30, 2014	March 31, 2014	Change	% Change
Total investments at fair value	$ 265,083	$ 293,320	$ (28,237)	(9.6)
Fair value as a percent of cost	75.7%	82.4%	(7.2)%	(8.7)
Net asset value per common share	$ 8.62	$ 9.79	$ (1.17)	(12.0)
Asset coverage ratio	289.6%	308.2%	(18.6)%	(6.0)
Number of portfolio companies	49	51	(2)	(3.9)
NM=Not Meaningful

Highlights for the Quarter: During the third quarter ended June 30, 2014, the following significant events occurred:

  Series 2021 Term Preferred Stock Offering and Redemption of Series 2016 Term Preferred Stock: Completed a public offering of approximately 2.4 million shares of 6.75% Series 2021 Term Preferred Stock ("Series 2021 Term Preferred Stock"), at a public offering price of $25.00 per share. Net proceeds of the offering were approximately $58.5 million, and were used to voluntarily redeem all outstanding shares of approximately 1.5 million shares of our then existing 7.125% Series 2016 Term Preferred Stock ("Series 2016 Term Preferred Stock") and to repay a portion of outstanding borrowings under our credit facility.

  Portfolio Activity: Invested $2.0 million in one syndicated investment and received an aggregate of $8.9 million in scheduled and unscheduled principal repayments from existing portfolio companies, including three early payoffs at par totaling $5.4 million and success fees totaling $0.5 million.

  Recurring Distributions: Paid monthly distributions for each of April, May and June 2014 to common stockholders of $0.07 per share. Paid a full monthly distribution of $0.14843750 per share for each of April and May 2014 to our holders of our then existing Series 2016 Term Preferred Stock and an additional prorated 2 days for May 2014 of $0.00989584, as a result of the voluntary redemption. Paid a combined distribution of $0.19687500 per share in June 2014 to holders of our new Series 2021 Term Preferred Stock for the prorated portion of May 2014 and a full month of June 2014.

Third Quarter 2014 Results: Net Investment Income for the quarters ended June 30 and March 31, 2014, were $5.1 million, or $0.24 per share, and $4.5 million, or $0.21 per share, respectively. Net investment income increased by 12.9% in the three months ended June 30, 2014, as compared to the prior quarter, primarily due to the increase in other income, which consisted of success fees of $0.7 million and dividend income and other fees of $1.3 million received during the current quarter. The increase in other income was partially offset by an increase in dividend expense of $0.3 million for the three months ended June 30, 2014, as compared to the prior period, which was due to the higher monthly distribution amount on our Series 2021 Term Preferred Stock, as compared to our Series 2016 Term Preferred Stock (as a result of the greater number of outstanding shares, partially offset by a lower rate).

Net Decrease in Net Assets Resulting from Operations for the quarters ended June 30 and March 31, 2014 were ($20.2) million, or ($0.96) per share, and ($2.1) million, or ($0.10) per share, respectively. The quarter over quarter decrease is primarily due to a decrease in financial and operating performance of select investments and, to a lesser extent, a decrease in certain comparable multiples used for valuing several portfolio companies during the quarter ended June 30, 2014.

Subsequent Events: Subsequent to June 30, 2014, the following significant event occurred:

  Portfolio Activity: Invested $7.1 million in a combination of subordinated term debt and equity as a follow-on investment in Francis Drilling Fluids, Ltd. Additionally, received an aggregate of $5.8 million in scheduled and unscheduled principal repayments from existing portfolio companies, including two early payoffs either at or above par totaling $5.4 million at cost.

  Distributions Declared: Declared the following monthly cash distributions to stockholders:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
July 25	August 5	$ 0.07	$ 0.140625
August 20	August 29	0.07	0.140625
August 20	September 30	0.07	0.140625
Total for the Quarter		$ 0.21	$ 0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, July 31, 2014, at 8:30 a.m. EDT. Please call (855) 465-0177 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 31, 2014. To hear the replay, please dial (855) 859-2056 and use conference number 59694882. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through September 30, 2014.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium sized businesses in the United States. Including dividends through today, the Company has paid 129 consecutive monthly cash distributions on its common stock. Before the Company started paying monthly distributions, the Company paid eight consecutive quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks that the Company is or may be subject to, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (www.sec.gov).

To obtain a paper copy of the Company's most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended June 30, 2014, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com
         or +1-703-287-5893